EXHIBIT 99.1
Lending Club Reports Fourth Quarter and Full Year 2016 Results
Net Operating Revenue Up 15% Quarter-Over-Quarter, Bank Funding at 31%

SAN FRANCISCO – February 14, 2017 – Lending Club (NYSE: LC), the world’s largest online marketplace connecting borrowers and investors, today announced financial results for the fourth quarter and full year ended December 31, 2016 and provided guidance for the first quarter and full year 2017.

	Three Months Ended			Year Ended December 31,
($ in millions)	December 31, 2016	September 30, 2016	December 31, 2015	2016	2015
Originations	$1,987.3	$1,972.0	$2,579.2	$8,664.7	$8,361.7
Net Operating Revenue	$129.2	$112.6	$134.5	$495.5	$426.7
Net Income / (Loss) (1)	$(32.3)	$(36.5)	$4.6	$(146.0)	$(5.0)
Adjusted EBITDA (2)	$(2.2)	$(11.1)	$24.6	$(18.2)	$69.8

(1)	Includes $1.7 million of goodwill impairment in the quarter ended September 30, 2016 and $37.1 million for the year ended December 31, 2016.

(2)	Adjusted EBITDA is a non-GAAP financial measure. Please see the discussion below under the heading “Non-GAAP Measures” and the reconciliation at the end of this release.

“Last quarter we accomplished the foundational work required to prepare Lending Club for the growth to come,” said CEO Scott Sanborn. “With a diverse, stable and scalable mix of investors, and an enhanced control environment, we are entering 2017 in a stronger position than ever to serve the needs of our customers.”

Key accomplishments in the fourth quarter across the Lending Club platform include:

Investors

•
Banks returned to purchasing at scale, funding 31% of total originations for the quarter, up from 13% in the third quarter - a clear testament to the strength of Lending Club’s control environment, and the attractiveness of the asset in helping banks efficiently deploy their capital and gain access to consumer credit

•	Lending Club supported the first rated securitization of Lending Club loans

Borrowers

•	Achieved targeted originations of nearly $2 billion, up 1% compared to third quarter 2016

•	Continued the company’s lead as the largest personal loan provider in the U.S. with a borrower base of over 1.8 million individuals

•	Lending Club has now facilitated nearly $25 billion in loans since inception

Other developments

•	Ended the year with a servicing portfolio of $11.1 billion, up 24% from the same period last year and delivering $1.8 billion of principal and interest payments to investors throughout the quarter

•	Completed planned remediation steps related to historical material weakness

•	Ended 2016 with cash, cash equivalents and securities available for sale totaling $803 million, with no outstanding debt

Fourth Quarter 2016 Financial Highlights

“2016 was a year of investment in the company. We developed better internal processes, stronger controls, and a diversified investor base that will help us compete in the future,” said Tom Casey, CFO. “Going forward, we are beginning to redeploy resources into areas of the business that will drive long-term growth and value creation.”

Originations – Loan originations in the fourth quarter of 2016 were $1.99 billion, up 1% compared to the $1.97 billion we reported in the third quarter of 2016 and down 23% compared to $2.58 billion in the same quarter last year.

Net Operating Revenue – Net operating revenue in the fourth quarter of 2016 was $129.2 million, up 15% quarter over quarter and down 4% compared to the same period last year. Net operating revenue as a percent of originations, or revenue yield, was 6.50% in the fourth quarter, up 79 basis points sequentially, driven primarily by a $4.3 million favorable adjustment to the servicing asset valuation and the elimination of $10.7 million in incentives recognized in the third quarter of 2016.

Net Loss – GAAP net loss was $(32.3) million for the fourth quarter of 2016, improving by $4.2 million compared to third quarter of 2016 and down compared to net income of $4.6 million in the same quarter last year. The fourth quarter net loss benefited sequentially from higher revenue but was offset by higher marketing expenses and the quarterly impact of the previously disclosed acceleration of the first quarter of 2017 stock grant. The results for the fourth quarter include approximately $16 million of expenses from events related to our board review disclosure earlier in 2016, including employee retention, legal, audit, and other professional service fees.

Adjusted EBITDA (3) – Adjusted EBITDA was $(2.2) million in the fourth quarter of 2016, compared to $(11.1) million in the third quarter of 2016, and $24.6 million in the same quarter last year. As a percent of net operating revenue, Adjusted EBITDA margin increased to (1.7)% in the fourth quarter of 2016, up 8.2% from the third quarter and down from 18.3% in the same quarter last year. The results for the fourth quarter include approximately $13 million of expenses from events related to our board review disclosure earlier in 2016, including employee retention, legal, audit, and other professional service fees.

Earnings Per Share (EPS) – Basic and diluted EPS was $(0.08) for the fourth quarter of 2016, compared to basic and diluted EPS of $(0.09) in the third quarter of 2016 and $0.01 in the same quarter last year.

Adjusted EPS (3) – Adjusted EPS was $(0.02) for the fourth quarter of 2016, compared to adjusted EPS of $(0.04) in the third quarter of 2016 and $0.05 in the same quarter last year.

Cash, Cash Equivalents and Securities Available for Sale – As of December 31, 2016, cash, cash equivalents and securities available for sale totaled $803 million, with no outstanding debt.

Outlook
Based on the information available as of February 14, 2017, Lending Club provides the following outlook for the full year and first quarter 2017:

Full Year 2017
Total Net Revenue in the range of $565 million to $595 million.
Net Income / (Loss) in the range of $(84) million to $(69) million.
Adjusted EBITDA(3)(4) in the range of $40 million to $55 million.
Reconciling Items between net loss and non-GAAP adjusted EBITDA consisting of stock based compensation of approximately $91 million, depreciation and amortization and other net adjustments of approximately $33 million.

First Quarter 2017
Total Net Revenue in the range of $117 million to $122 million.
Net Income / (Loss) in the range of $(43) million to $(38) million.
Adjusted EBITDA(3)(4) in the range of $(10) million to $(5) million.
Reconciling Items between net loss and non-GAAP adjusted EBITDA consisting of stock based compensation of approximately $25 million, depreciation and amortization and other net adjustments of approximately $8 million.

(3)	Adjusted EBITDA and Adjusted EPS are non-GAAP financial measures. Please see discussion below under the heading “Non-GAAP Measures” and the reconciliations at the end of this release.

(4)	Commencing in the first quarter of 2017, Adjusted EBITDA will include “Net interest income and fair value adjustments” from the company's Statements of Operations.

About Lending Club

Lending Club's mission is to transform the banking system to make credit more affordable and investing more rewarding. The company's technology platform enables it to deliver innovative solutions to borrowers and investors. We operate at a lower cost than traditional bank lending programs, so we're able to pass the savings on to borrowers in the form of lower rates and to investors in the form of solid returns. Lending Club is based in San Francisco, California. More information is available at https://www.lendingclub.com. Currently only residents of the following states may invest in Lending Club notes: AL, AR, AZ, CA, CO, CT, DC, DE, FL, GA, HI, IA, ID, IL, IN, KS, KY, LA, MA, ME, MD, MI, MN, MO, MS, MT, ND, NE, NH, NJ, NV, NY, OK, OR, RI, SC, SD, TN, TX, UT, VA, VT, WA, WI, WV, or WY. All loans are made by federally regulated issuing bank partners.

Conference Call and Webcast Information

The Lending Club fourth quarter 2016 webcast and teleconference is scheduled to begin at 2:00 p.m. Pacific Time on Tuesday, February 14, 2017. A live webcast of the call will be available at http://ir.lendingclub.com under the Events & Presentations menu. To access the call, please dial +1 (888) 371-6003, or outside the U.S. +1 (412) 317-6061, with conference ID 2560900, ten minutes prior to 2:00 p.m. Pacific Time (or 5:00 p.m. Eastern Time). An audio archive of the call will be available at http://ir.lendingclub.com. An audio replay will also be available on February 14, 2017, until February 21, 2017, by calling +1 (877) 344-7529 or +1 (412) 317-0088, with Conference ID 10094646. Lending Club has used, and intends to use, its investor relations website, Blog (http://blog.lendingclub.com), Twitter handle (@LendingClub) and Facebook page (https://www.facebook.com/LendingClubTeam) as a means of disclosing material non-public information and to comply with its disclosure obligations under Regulation FD.

Contacts

For Investors:
IR@lendingclub.com

Media Contact:
PR@lendingclub.com

Non-GAAP Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: contribution, contribution margin, adjusted EBITDA, adjusted EBITDA margin, and adjusted EPS. Our non-GAAP measures do have limitations as analytical tools and you should not consider them in isolation or as a substitute for an analysis of our results under GAAP.

We believe these non-GAAP measures provide management and investors with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and enable comparison of our financial results with other public companies, many of which present similar non-GAAP financial measures.

In particular, we believe contribution and contribution margin are useful measures of direct product profitability because the measures illustrate the relationship between the costs most directly associated with revenue generating activities and the related revenue, and the effectiveness of the direct costs in obtaining new revenue. We believe that adjusted EBITDA and adjusted EBITDA margin are important measures of operating performance because it allows for the comparison of our core operating results, including our return on capital and operating efficiencies, from period to period by removing the impact of depreciation and amortization in our asset base, other non-operating, and share-based compensation, tax consequences, and our capital structure (interest expense from any outstanding debt). We believe adjusted EPS is a useful measure used by investors and analysts in our sector because the exclusion of non-cash items like stock based compensation and amortization of intangibles is a customary adjustment, and such expenses can vary significant due to many factors unrelated to the business. We believe servicing and management fee revenue associated with the servicing portfolio, excluding fair market value accounting adjustments is a useful because it reflects the amount of fees actually collected and represents the true economic benefit of our servicing arrangements. We believe that the fair value adjustments to the servicing assets and liabilities is less useful in particular because the Company does not trade or transfer such servicing assets or liabilities.

There are a number of limitations related to the use of these non-GAAP financial measures versus their nearest GAAP equivalents. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of items, specifically stock-based compensation expense, amortization of intangible assets, and the related income tax effects of the aforementioned exclusions that are recurring and will be reflected in our financial results for the foreseeable future. Other companies, including companies in our industry, may calculate these measures differently, which may reduce their usefulness as a comparative measure.

For more information on our non-GAAP financial measures and a reconciliation of such measures to the nearest GAAP measure, please see the “Reconciliation of GAAP to Non-GAAP Measures” tables at the end of this release.

Safe Harbor Statement

Some of the statements above, including statements regarding investor demand and anticipated future financial results are “forward-looking statements.” The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “project,” “will,” “would” and similar expressions may identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that could cause actual results to differ materially from those contemplated by these forward statements include: the outcomes of pending governmental investigations and pending or threatened litigation, which are inherently uncertain; the impact of management changes and the ability to continue to retain key personnel; ability to achieve cost savings from recent restructurings; the Company’s ability to continue to attract and retain new and existing retail and institutional investors; competition; overall economic conditions; demand for the types of loans facilitated by the Company; default rates and those factors set forth in the section titled “Risk Factors” in the Company’s most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, each filed with the SEC. The Company may not actually achieve the plans, intentions or expectations disclosed in forward-looking statements, and you should not place undue reliance on forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in forward-looking statements. The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Information in this press release is not an offer to sell securities or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Additional information about Lending Club is available in the prospectus for Lending Club’s notes, which can be obtained on Lending Club’s website at https://www.lendingclub.com/info/prospectus.action.

LENDINGCLUB CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Net operating revenue:
Transaction fees	$101,568	$114,955	$423,494	$373,508
Servicing fees	22,951	11,941	68,009	32,811
Management fees	3,076	3,313	11,638	10,976
Other revenue (expense)	1,607	4,262	(7,674)	9,402
Total net operating revenue	129,202	134,471	495,467	426,697
Net interest income and fair value adjustments	1,320	1,047	5,345	3,246
Total net revenue	130,522	135,518	500,812	429,943
Operating expenses: (1)
Sales and marketing	55,457	53,537	216,670	171,526
Origination and servicing	18,296	17,696	74,760	61,335
Engineering and product development	32,522	23,887	115,357	77,062
Other general and administrative	56,740	35,245	207,172	122,182
Goodwill impairment	—	—	37,050	—
Total operating expenses	163,015	130,365	651,009	432,105
Income (loss) before income tax expense	(32,493)	5,153	(150,197)	(2,162)
Income tax (benefit) expense	(224)	584	(4,228)	2,833
Net income (loss)	$(32,269)	$4,569	$(145,969)	$(4,995)
Net income (loss) per share:
Basic	$(0.08)	$0.01	$(0.38)	$(0.01)
Diluted	$(0.08)	$0.01	$(0.38)	$(0.01)
Weighted-average common shares – Basic	395,877,053	378,631,340	387,762,072	374,872,118
Weighted-average common shares – Diluted	395,877,053	402,634,010	387,762,072	374,872,118

(1)	Includes stock-based compensation expense as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Sales and marketing	$2,530	$1,746	$7,546	$7,250
Origination and servicing	1,437	748	4,159	2,735
Engineering and product development	6,724	3,449	19,858	11,335
Other general and administrative	12,120	7,721	37,638	29,902
Total stock-based compensation expense	$22,811	$13,664	$69,201	$51,222

LENDINGCLUB CORPORATION
OPERATING HIGHLIGHTS
(In thousands, except percentages and number of employees, or as noted)
(Unaudited)

						December 31, 2016
	Three Months Ended					% Change
	December 31, 2015	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	Q/Q	Y/Y
Operating Highlights:
Loan originations (in millions)	$2,579	$2,750	$1,955	$1,972	$1,987	1%	(23)%
Net operating revenue	$134,471	$151,265	$102,391	$112,609	$129,202	15%	(4)%
Net income (loss)	$4,569	$4,137	$(81,351)	$(36,486)	$(32,269)	12%	N/M
Contribution (1)	$65,732	$68,142	$34,096	$54,088	$59,416	10%	(10)%
Contribution margin (1)	48.9%	45.0%	33.3%	48.0%	46.0%	N/M	N/M
Adjusted EBITDA (1)	$24,556	$25,228	$(30,116)	$(11,147)	$(2,200)	(80)%	N/M
Adjusted EBITDA margin (1)	18.3%	16.7%	(29.4)%	(9.9)%	(1.7)%	N/M	N/M
EPS - diluted	$0.01	$0.01	$(0.21)	$(0.09)	$(0.08)	11%	N/M
Adjusted EPS - diluted (1)	$0.05	$0.05	$(0.09)	$(0.04)	$(0.02)	50%	N/M
Originations by Investor Type: (2)
Managed accounts	38%	30%	35%	55%	43%
Self-managed, individuals	13%	15%	17%	14%	13%
Banks	23%	34%	28%	13%	31%
Other institutional investors	26%	21%	20%	18%	13%
Total	100%	100%	100%	100%	100%
Originations by Program:
Personal loans - standard program	77%	76%	74%	71%	74%
Personal loans - custom program	16%	17%	15%	18%	16%
Other - custom program (3)	7%	7%	11%	11%	10%
Total	100%	100%	100%	100%	100%
Servicing Portfolio by Method Financed (in millions, at end of period):
Notes	$1,573	$1,732	$1,816	$1,818	$1,795	(1)%	14%
Certificates	3,105	3,177	2,914	2,840	2,752	(3)%	(11)%
Whole loans sold	4,289	5,269	5,981	6,242	6,542	5%	53%
Other (4)	3	24	36	34	28	(18)%	N/M
Total	$8,970	$10,202	$10,747	$10,934	$11,117	2%	24%
Employees and contractors (5)	1,382	1,545	1,499	1,464	1,530
Notes:
N/M Not meaningful.

(1)	Represents a Non-GAAP measure. See Reconciliation of GAAP to Non-GAAP measures.

(2)
Beginning in the second quarter of 2016, percentages incorporate total originations originated on the platform, whereas, prior period disclosures included only standard program loan originations. Prior period percentages have been reclassified to conform to the current period presentation.

(3)	Comprised of education and patient finance loans, small business loans, and small business lines of credit which are less than 10% of the volumes presented individually.

(4)	Includes loans invested in by the Company for which there were no associated notes or certificates.
(5)     As of the end of each respective period.

LENDINGCLUB CORPORATION
SELECT FINANCIAL HIGHLIGHTS
(In thousands, except percentages or as noted)
(Unaudited)

						December 31, 2016
	Three Months Ended					% Change
	December 31, 2015	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	Q/Q	Y/Y
Select Balance Sheet Information (in millions, at end of period):
Cash and cash equivalents	$624	$584	$573	$521	$516	(1)%	(17)%
Securities available for sale	$297	$284	$259	$279	$287	3%	(3)%
Total	$921	$868	$832	$800	$803	—%	(13)%

Loans	$4,556	$4,716	$4,408	$4,412	$4,312	(2)%	(5)%
Notes and certificates	$4,572	$4,713	$4,416	$4,420	$4,321	(2)%	(5)%

Total assets	$5,794	$5,948	$5,622	$5,608	$5,563	(1)%	(4)%

Total stockholders' equity	$1,042	$1,050	$988	$977	$976	—%	(6)%

Select Cash Flow Information:
Net cash flows from operating activities	$21,391	$9,941	$(11,131)	$(6,556)	$5,114

Cash flow related to loans	(591,626)	(325,475)	103,063	(30,328)	(15,434)
Other	105,844	(30,522)	(13,994)	(43,638)	(59,590)
Net cash flows from investing activities	(485,782)	(355,997)	89,069	(73,966)	(75,024)

Cash flow related to notes and certificates	580,602	322,212	(108,168)	30,053	14,994
Other	(71,886)	(15,845)	19,314	(1,690)	49,751
Net cash flows from financing activities	508,716	306,367	(88,854)	28,363	64,745
Net change in cash and cash equivalents	$44,325	$(39,689)	$(10,916)	$(52,159)	$(5,165)

LENDINGCLUB CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In thousands, except percentages and per share data)
(Unaudited)

	Three Months Ended					Year Ended
	December 31, 2015	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	December 31, 2015	December 31, 2016
Contribution reconciliation:
Net income (loss)	$4,569	$4,137	$(81,351)	$(36,486)	$(32,269)	$(4,995)	$(145,969)
Net interest income and fair value adjustments	(1,047)	(1,029)	(1,049)	(1,947)	(1,320)	(3,246)	(5,345)
Engineering and product development expense	23,887	24,198	29,209	29,428	32,522	77,062	115,357
Other general and administrative expense	35,245	38,035	53,457	58,940	56,740	122,182	207,172
Goodwill impairment	—	—	35,400	1,650	—	—	37,050
Stock-based compensation expense	2,494	2,650	2,376	2,712	3,967	9,985	11,705
Income tax (benefit) expense	584	151	(3,946)	(209)	(224)	2,833	(4,228)
Contribution	$65,732	$68,142	$34,096	$54,088	$59,416	$203,821	$215,742
Total net operating revenue	$134,471	$151,265	$102,391	$112,609	$129,202	$426,697	$495,467
Contribution margin	48.9%	45.0%	33.3%	48.0%	46.0%	47.8%	43.5%
Adjusted EBITDA reconciliation:
Net income (loss)	$4,569	$4,137	$(81,351)	$(36,486)	$(32,269)	$(4,995)	$(145,969)
Net interest income and fair value adjustments	(1,047)	(1,029)	(1,049)	(1,947)	(1,320)	(3,246)	(5,345)
Acquisition and related expense (1)	733	293	293	294	294	2,367	1,174
Depreciation expense:
Engineering and product development	4,007	4,493	4,917	5,362	6,134	13,820	20,906
Other general and administrative	790	906	993	1,104	1,213	2,426	4,216
Amortization of intangible assets	1,256	1,256	1,180	1,163	1,161	5,331	4,760
Goodwill impairment	—	—	35,400	1,650	—	—	37,050
Stock-based compensation expense	13,664	15,021	13,447	17,922	22,811	51,222	69,201
Income tax (benefit) expense	584	151	(3,946)	(209)	(224)	2,833	(4,228)
Adjusted EBITDA	$24,556	$25,228	$(30,116)	$(11,147)	$(2,200)	$69,758	$(18,235)
Total net operating revenue	$134,471	$151,265	$102,391	$112,609	$129,202	$426,697	$495,467
Adjusted EBITDA margin	18.3%	16.7%	(29.4)%	(9.9)%	(1.7)%	16.3%	(3.7)%
Note:

(1)
Represents amounts related to costs for due diligence related to past business acquisitions including those the Company reviewed and determined not to pursue a transaction, as well as incremental compensation expense required to be paid under the purchase agreement to retain key former shareholder employees of an acquired business.

LENDINGCLUB CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (Continued)
(In thousands, except percentages and per share data)
(Unaudited)

	Three Months Ended					Year Ended
	December 31, 2015	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	December 31, 2015	December 31, 2016
Adjusted net income (loss) reconciliation:
Net income (loss)	$4,569	$4,137	$(81,351)	$(36,486)	$(32,269)	$(4,995)	$(145,969)
Acquisition and related expense (1)	733	293	293	294	294	2,367	1,174
Stock-based compensation expense	13,664	15,021	13,447	17,922	22,811	51,222	69,201
Amortization of acquired intangible assets	1,256	1,256	1,180	1,163	1,161	5,331	4,760
Goodwill impairment	—	—	35,400	1,650	—	—	37,050
Income tax (benefit) expense	584	151	(3,946)	(209)	(114)	2,833	(4,118)
Adjusted net income (loss)	$20,806	$20,858	$(34,977)	$(15,666)	$(8,117)	$56,758	$(37,902)
Adjusted EPS - diluted	$0.05	$0.05	$(0.09)	$(0.04)	$(0.02)	$0.14	$(0.10)
Non-GAAP diluted shares reconciliation:
GAAP diluted shares (2)	402,634	392,398	382,893	391,453	395,877	374,872	387,762
Other dilutive equity awards (3)	—	—	—	—	—	26,717	—
Non-GAAP diluted shares	402,634	392,398	382,893	391,453	395,877	401,589	387,762
Notes:

(1)
Represents amounts related to costs for due diligence related to past business acquisitions including those the Company reviewed and determined not to pursue a transaction, as well as incremental compensation expense required to be paid under the purchase agreement to retain key former shareholder employees of an acquired business.

(2)	Equivalent to the basic and diluted shares reflected in the quarterly EPS calculations.

(3)
Other dilutive equity awards include assumed exercises of unvested stock options, net of assumed repurchases computed under the treasury method, which were excluded from GAAP net income (loss) per share as their impact would have been anti-dilutive, but are included in adjusted net income (loss) per share as the impact was dilutive.